UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  --------------------------------------------
                                  SCHEDULE 13G
                  --------------------------------------------

             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          FINANCIAL INSTITUTIONS, INC.
                                (NAME OF ISSUER)

                           COMMON STOCK $.01 PAR VALUE
                         (TITLE OF CLASS OF SECURITIES)

                                   317585 40 4
                                 (CUSIP NUMBER)

                                DECEMBER 31, 2000
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|X|   Rule 13d-1 (b)
|_|   Rule 13d-1 (c)
|_|   Rule 13d-1 (d)

CUSIP No.  317585 40 4                13G                            Page 2 of 4
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Wyoming County Bank
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    New York
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       681,100
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             681,100
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    681,100
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    6.2%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    BK
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.  317585 40 4                13G                            Page 3 of 4


SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

FINANCIAL INSTITUTIONS, INC.
(Name of Company)

ITEM 1(A).        NAME OF ISSUER:

                  Financial Institutions, Inc.

ITEM 1(B).        ADDRESS OF ISSUER"S PRINCIPAL EXECUTIVE OFFICES:

                  220 Liberty Street, Warsaw, New York 14569

ITEM 2(A).        NAME OF PERSON FILING:

                  Wyoming County Bank

ITEM 2(B)         ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                  55 North Main Street, Warsaw, New York 14569

ITEM 2(C)         CITIZENSHIP OR PLACE OF ORGANIZATION

                  New York

ITEM 2(D)         TITLE OF CLASS OF SECURITIES:

                  Common Stock $.01 par value

ITEM 2(E)         CUSIP NUMBER:

                  317585 40 4

ITEM (3) IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1 (B), OR 13D-2 (B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  (a) |_| Broker or Dealer registered under Section 15 of the Securities Exchange Act of 1934 (the "Act")

                  (b)   |X| Bank as defined in Section 3 (a) (6) of the Act

                  (c) |_| Insurance Company as defined in Section 3 (a) (19) of the Act

                  (d) |_| Investment Company registered under Section 8 of the Investment Company Act of 1940.

                  (e)   |_| An investment adviser in accordance with Rule 13d-1
                        (b) (1) (ii) (E);

                  (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1 (b) (1) (ii) (F);

                  (g) |_| A parent holding company or control person in accordance with Rule 13d-1 (b) (1) (ii) (G);

                  (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

                  (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

                  (j)   |_| A Group, in accordance with Rule 13d-1 (b) (1) (ii)
                        (J).

            If this statement is filed pursuant to Rule 13d-1(c), check this box. |_|

CUSIP No.  317585 40 4                13G                            Page 4 of 4

ITEM 4.           OWNERSHIP

                  (A) AMOUNT BENEFICIALLY OWNED:

                  683,100 Common Stock $.01 par value

                  (B) PERCENT OF CLASS

                  6.2%

                  (C) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                        (I) SOLE POWER TO VOTE OR DIRECT THE VOTE: 681,100 Common Stock $.01 par value
                        (II) SHARED POWER TO VOTE OR DIRECT THE VOTE: None.
                        (III) SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION
                        OF: 681,100 Common Stock $.01 par value
                        (IV) SHARED POWER TO DISPOE OR DIRECT THE DIPOSITION OF:
                        None.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable.

ITEM 6.           OWNERSHIP OF FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFIACTION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATION

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURES

                  After reasonable inquiry and to the best of his and its knowledge and belief, he undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 27, 2001


--------------------------------------------
Jon J. Cooper
President & CEO
Wyoming County Bank